EXHIBIT 20.2


                 BINDLEY WESTERN INDUSTRIES, INC.

              DISTRIBUTION OF CLASS A COMMON STOCK OF
                  PRIORITY HEALTHCARE CORPORATION

                        Question and Answer

   The Board of Directors of Bindley Western Industries, Inc. ("BWI") has declared a distribution (the "Distribution") to the holders of BWI common stock, par value $.01 per share (the "BWI Common Stock"), of the 10,214,286 shares of the Class A Common Stock, par value $.01 per share (the "Priority Class A Common Stock"), of Priority Healthcare Corporation ("Priority") which are owned by BWI. The shares of Priority Class A Common Stock are being distributed on December 31, 1998 (the "Distribution Date") to holders of record of BWI Common Stock on December 15, 1998 (the "Record Date"). On or about December 16, 1998, an Information Statement was mailed to all holders of BWI Common Stock describing the Distribution and containing information relating to Priority and BWI.

   This document sets forth in a Question and Answer format basic information about the Distribution. You should review the Information Statement for more detailed information regarding the Distribution.


1. Q.When is the Distribution effective?

   A. The Record Date is: December 15, 1998
     The Distribution Date is: December 31, 1998
     The Certificates are being mailed on or about: December 31, 1998

2. Q.What is the Record Date?

   A.Holders of BWI Common Stock on the Record Date are eligible for the Distribution. The record date is: December 15, 1998.

3. Q.What is the Distribution Date?

   A.It is the date when shares of the Priority Class A Common Stock are credited on the books of Priority to BWI's shareholders of record on the Record Date. The Distribution Date is: December 31, 1998.

4. Q.How does the Distribution work for me as a BWI shareholder?

   A.For  each  share  of  BWI Common Stock that you owned on December  15,
     1998, you will receive .448 shares of Priority Class A Common Stock, except that you will not receive any fractional share interests. All fractional share interests of Priority Class A Common Stock will be aggregated and sold in the open market. Instead of receiving fractional shares, each BWI shareholder will receive a check representing his or her pro rata share of the net proceeds received in such sale.

5. Q.Is the .448 distribution ratio final?

   A.Yes. This is the final distribution ratio, which was calculated on the Record Date of December 15, 1998.

6. Q.How does the Distribution affect the shares of BWI Common Stock I currently hold?

   A.The Distribution  itself  has  no  effect  on the shares of BWI Common
     Stock currently held by you. BWI and Priority are separate companies and, other than the Distribution, the BWI Common Stock and the Priority Class A Common Stock are not related.

7. Q.Will I have to turn in my BWI stock certificates?

   A.No, you will not have to turn in your BWI stock certificates. In the same mailing as this document, you are being sent a certificate for the whole shares of Priority Class A Common Stock you receive as a result of the Distribution.

8. Q.When will I receive the proceeds relating to any fractional share interests I may be entitled to?

   A.The sale of fractional share interests will occur during the first week of January 1999 and you should receive a check representing your pro rata share of the proceeds shortly thereafter.

9. Q.How  is  the  Distribution   calculated   relating   to   my  dividend
     reinvestment account?

   A.You are receiving a Priority Class A Common Stock certificate based on the combined total of physical shares of BWI Common Stock and dividend reinvestment shares of BWI Common Stock in your name.

10.  Q. What happens with BWI shares held in a brokerage account?

   A.Generally,  shares  held  in a brokerage account are listed under  the broker's name. Following the Distribution, the broker will receive the shares of Priority Class A Common Stock for the account. It will be up to the broker to allocate the shares as appropriate. Your next broker's statement following the Distribution Date should reflect your shares of Priority Class A Common Stock. Be sure to carefully check this statement upon receipt to make sure all shares were accurately credited. If you have any questions regarding your statement, contact your broker.

11. Q. Will I receive a separate certificate for the Priority Class A Common Stock for each BWI certificate that I hold?

   A.Generally,  you  will  receive  one  Priority  Class  A  Common  Stock
     certificate  per  account.   If you have any questions, please contact
     Harris Trust and Savings Bank at 1-800-942-5909.

12. Q. If I bought or sold BWI Common Stock between December 15, 1998 and December 31, 1998, does the buyer or seller receive the Priority Class A Common Stock distribution?

   A.A buyer of BWI Common Stock regular way between December  15, 1998 and
     December 31, 1998 also received a due bill entitling the buyer to the distribution of the Priority Class A Common Stock. Settlement should be conducted through the buyer's broker.

13.  Q. When will BWI Common Stock trade at the post-Distribution price?

   A.We expect that the BWI Common Stock will trade on a post-Distribution basis on January 4, 1999. The stock market will determine the price of BWI Common Stock following the Distribution.

14. Q. What are the tax consequences of the Distribution to me as a BWI shareholder?

   A.Generally, for federal income tax purposes, BWI expects that no gain or loss will be recognized to (and no amount will be included in the income of) holders of BWI Common Stock upon the receipt of the Priority Class A Common Stock distributed to them. However, you will recognize gain or loss on the receipt of cash in lieu of fractional shares of Priority Class A Common Stock. Following the Distribution Date, additional information will be provided to you concerning the calculation of the new tax basis in your shares of BWI Common Stock and Priority Class A Common Stock, the tax treatment of cash received in lieu of fractional shares and certain statements which are required to be attached to your applicable federal income tax returns.

15.  Q. Are the shares of Priority Class A Common Stock tradeable?

   A.Yes.   Shares  of  Priority Class A Common Stock will automatically be converted into shares of Priority's Class B Common Stock on a share-for-share basis upon any transfer of Priority Class A Common Stock, other than the transfers described in Question 16 below. Priority's Class B Common Stock is traded on the Nasdaq National Market System under the symbol "PHCC."

16. Q. In what circumstances are shares of Priority Class A Common Stock not automatically converted upon transfer into shares of Priority Class B Common Stock?

   A.If you make a transfer of shares of Priority  Class  A Common Stock to
     (i) a member of your immediate family, (ii) a trust, corporation or other entity formed for the benefit of or controlled by you or your immediate family members, or (iii) a private foundation, charitable trust or grantor retained annuity trust created by you, and you do not want the shares of Priority Class A Common Stock so transferred to be converted into shares of Priority Class B Common Stock, you must notify Priority's transfer agent, Harris Trust and Savings Bank, that you do not want the conversion to take place and you must provide evidence that the transfer is to one of the specified individuals or entities.

17. Q. What is the difference between Priority Class A Common Stock and Priority Class B Common Stock?

   A.The two classes of Priority's common stock entitle holders to the same rights and privileges, except that holders of shares of Priority Class A Common Stock are entitled to three votes per share on all matters submitted to a vote of holders of Priority's common stock, and holders of shares of Priority's Class B Common Stock are entitled to one vote per share on such matters.

18. Q. Do I have to sell both my BWI Common Stock and my Priority Class A Common Stock at the same time?

   A.No.   The Priority Class A Common Stock is independent of  BWI  Common
     Stock and will be treated as such when each is bought or sold.

19.  Q. How much Priority common stock will BWI retain?

   A.BWI will not retain any ownership of Priority common stock.

20.  Q. What number should I call for more information on the Distribution?

   A.You may contact Harris Trust and Savings Bank, BWI's transfer agent and registrar, at 1-800-942-5909, or BWI at 317-704-4305.